Exhibit 10.18

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and Rule 406 of the

 Securities Act of 1933,

as amended.

DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT

This Development and Manufacturing Services Agreement (“Agreement”) is made as of this 15th day of September, 2005 (“Effective Date”), by and between Xencor, Inc., a Delaware corporation, with a place of business at 111 West Lemon Avenue, Monrovia, CA 91016 (hereinafter “Xencor”) and Cardinal Health PTS, LLC, a Delaware limited liability company, by and through its Gala Biotech business unit with a place of business at 8137 Forsythia Street, Middleton, Wisconsin 53562 (hereinafter “Cardinal Health”).

RECITALS

A.                                    Xencor is a pharmaceutical company that is developing the Product (as defined below) which is the subject of this Agreement; and

B.                                    Cardinal Health provides a complete range of analytical, development and clinical services to the pharmaceutical industry, including, without limitation, mammalian cell line engineering and development, protein manufacturing, and finished product manufacturing services; and

C.                                    Cardinal Health has developed a proprietary Gene Product Expression (“GPEx™”) technology for the expression of proteins through retrovector transduction of cell lines; and

D.                                    If the outcome of the cell line development Services under this Agreement is successful, the parties anticipate that they will enter into a license of the GPEx™ technology to Xencor on terms to be agreed upon by the parties; and

E.                                     Xencor and Cardinal Health desire to enter into this Agreement to provide the terms and conditions upon which Xencor may engage Cardinal Health to provide Product development and manufacturing services as described in individual SOWs (as defined below) specifying the details of the services and the related terms and conditions.

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1                               “Affiliate(s)” means any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with a party.  For purposes of this definition, “control” shall mean (i) the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest, or (ii) the power to appoint fifty percent (50%) or more of the directors, managers or general partners of such entity.

1.2                               “API” or “Active Pharmaceutical Ingredient” means any substance identified in an SOW as intended to be used in the manufacture of a drug (medicinal) product, and that, when used in the production of a drug, becomes an active ingredient of the drug product.

1.3                               “Applicable Laws” means all laws, ordinances, rules and regulations within the Territory applicable to the Processing of the Product or any aspect thereof and the obligations of Cardinal Health or Xencor, as the context requires under this Agreement, including, without limitation, (A) all applicable federal, state and local laws and regulations of each Territory; (B) the U.S. Federal Food, Drug and Cosmetic Act, and (C) FDA guidance documents (to the extent applicable), current Good Manufacturing Practices (“cGMPs”) and current Good Laboratory Practices (“cGLPs”) promulgated by the Regulatory Authorities, as amended from time to time, as applicable to the Project.

1.4                               “Batch” means Product resulting from (i) a single Cardinal Health Product production run or (ii) any other specific quantity of Product to be produced by Cardinal Health agreed upon in writing by the parties.

1.5                               “[…***…]” shall mean U.S. Patent No. […***…] ([…***…]), issued to […***…], Inc., divisionals and continuations-in-part thereof, and any foreign equivalents of the foregoing.

1.6                               “Confidential Information” has the meaning set forth in Section 6.2.

1.7                               “Critical cGMP Deficiency” has the meaning set forth in Section 7.3(B).

1.8                               “Delivery” has the meaning set forth in Section 3.5.

1.9                               “Dispute” means any dispute, controversy or disagreement between the parties in connection with this Agreement.

1.10                        “Facility” means the Cardinal Health facility defined in the applicable SOW.

1.11                        “Fill Finish” means the compounding, filling, producing and primary packaging in accordance with the Manufacturing Specifications and the terms and conditions set forth in the Agreement and any applicable SOW.

1.12                        “GPEx Technology’’ means Cardinal Health’s proprietary GPEx™ gene product expression technology.

1.13                        “Intellectual Property” means all intellectual property (whether or not patented), including, without limitation, patents, patent applications, know-how, trade secrets, copyrights, trademarks, designs, concepts, registered and unregistered design rights, data, work product, results, reports, improvements, inventions, developments, technologies; technical information, compounds, composites of genes and gene constructs, cell lines, assays, antibodies and other proteins or biological materials, and other manuals, standard operating procedures, instructions or specifications.

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1.14                        “Invention” has the meaning set forth in Section 7.2.

1.15                        “Manufacturing” means all operations required pursuant to an SOW for the production of Product from a mammalian cell line, including receipt of materials, growth of the mammalian cell line to produce the Product, production of the Product, the subsequent purification, packaging, repackaging, labeling, relabeling, quality control, release, storage, and distribution of the Product and the related controls.

1.16                        “Packaging Cell Line” means a cell line created primarily for the purpose of producing a […***…], typically a […***…], which also yields […***…].

1.17                        “Process”, “Processed”, or “Processing” has the meaning set forth in the applicable SOW.

1.18                        “Product” means the gene expression products specified in a SOW and any proteins produced as a result of the use of any Vector derived from genetic constructs for genes described in the SOW, and the same as further Processed.

1.19                        “Production Cell Line” means a cell line created primarily for the purpose of producing Product.

1.20                        “Quality Agreement” means a written agreement substantially in the form set forth on Appendix A that is a required and integral part of this Agreement, outlining the respective roles and responsibilities of Cardinal Health and its Affiliates and Xencor with respect to the quality assurance of the API Manufacturing activities outlined in this Agreement and the SOW(s).

1.21                        “Regulatory Authority” means any governmental regulatory authority within the Territory involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

1.22                        “Services” means all work performed by Cardinal Health for Xencor pursuant to this Agreement, as described more specifically in each SOW.

1.23                        “SOW” means a separate quotation or Statement of Work agreed to by the parties in writing and specifically incorporating by reference this Agreement pursuant to the language set forth on Appendix B and that defines the scope of the services to be performed by Cardinal Health and the responsibilities of the parties with respect to such services.  The SOW for the initial Project to be undertaken pursuant to this Agreement is attached hereto as Appendix B-1.  The SOW(s) for any subsequent Project(s) hereunder shall be numbered sequentially as AppendixB-2, Appendix B-3, etc. and, upon execution by the parties, be deemed incorporated into this Agreement.

1.24                        “Specifications” means all written specifications agreed to by the parties in the SOW, and applicable master batch records, protocols, or standard operating procedures.

1.25                        “Territory” means The United States of America and the European Union.

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1.26                        “Vector” shall mean a […***…].

1.27                        “Xencor-Supplied Materials” means any cDNA, mammalian cell line, API or other materials provided by Xencor to Cardinal Health.

ARTICLE 2
SCOPE

2.1                               Definition of Scope.  Cardinal Health will perform the Services in accordance with the specific terms set forth in each applicable SOW and the Quality Agreement.  Each SOW shall clearly define the undertakings, tasks, objectives and expected deliverables (including Product(s)) for each project contemplated in such SOW (each, a “Project”) and the responsibilities of the parties with respect to such Project.  A separate SOW shall be prepared for each Xencor project.  Each SOW will include, as appropriate, the scope of work, pricing and payment schedule.  Each SOW shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the SOW.  To the extent any terms or conditions of a SOW conflict with any terms and conditions of this Agreement, the terms and conditions of this Agreement shall control, except to the extent that the applicable SOW expressly and specifically states an intent to supersede this Agreement on a specific matter.  This Agreement shall also supersede the terms of any purchase order, acknowledgement, delivery document or any oral communication or writing between the parties.  No SOW shall be effective or binding upon either party unless and until such SOW is executed by both parties.

2.2                               Amendments to Scope/Change Orders.  Either party may request a change in the details of a SOW, or the assumptions-upon which the SOW is based (including, but not limited to, suspension of a Project and/or changes in a projected starting date, pricing and/or time lines).  All SOW changes require a written amendment to the SOW (each, a “Change Order”).  Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, pricing, time line or other matter.  A Change Order will become effective only upon its execution by both parties.  Cardinal Health will be given a reasonable period of time within which to implement the changes.  Each party agrees to act in good faith and promptly when considering a Change Order requested by the other party.  Without limiting the foregoing, each party agrees that it will not unreasonably withhold approval of a Change Order if the proposed changes result from, among other appropriate reasons, forces outside the reasonable control of a party or changes in Applicable Law or the assumptions upon which the initial pricing, time lines or other terms of the SOW were based, Cardinal Health reserves the right to postpone effecting material changes in the Project’s scope until such time as the parties agree to and execute the corresponding Change Order.

2.3                               Xencor Obligations.  Unless otherwise agreed by the parties in writing or in the SOW, Xencor will:  (1) provide Cardinal Health with accurate and necessary scientific data reasonably available to Xencor regarding each Project and Xencor’s requirements for each Project, including, without limitation, test methods and development, formulation, Fill Finish of the Product if applicable, (2) provide Cardinal Health with accurate and necessary information reasonably available to Xencor to develop the scope of work, and estimated or fixed costs for the Projects, (3) review and approve all Specifications, (4) if applicable, review and approve all in-process and

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finished Product test results to ensure conformity of such results with the Specifications, regardless of which party is responsible for finished Product release, and (5) if applicable, prepare all Product submissions to Regulatory Authorities.

2.4                               Cardinal Health Obligations.  Cardinal Health will: (1) perform the Services in accordance with all Applicable Laws, including, without limitation, the then-current state of the U.S. Food and Drug Administration’s (FDA’s) current Good Manufacturing Practice (cGMP) as outlined in 21 CFR Sections 210-211 and the International Committee for Harmonization (ICH) Guidance for Industry Q7A, “Good Manufacturing Practice for Active Pharmaceutical Ingredients” (for manufacture of Phase I clinical supplies Section XIX of the aforementioned document shall apply); (2) provide to Xencor upon request written reports documenting development of analytical methods, production processes, and storage conditions for Product (including the rationale for selection of methods, processes, unit operations, operating parameters, and conditions) as necessary to support regulatory filings for investigational use or marketing of Product; (3) use its best efforts to assist Xencor in obtaining and maintaining regulatory approvals for Products in the Territory, at the reasonable request and expense (to the extent of any out-of-pocket expenses) of Xencor; and (4) cooperate with any inspection by the FDA or other regulatory agency, including, but not limited to, any inspection prior to approval of Xencor’s BLA for any Product.  In addition, at Xencor’s option, Xencor may contract with third parties to conduct cell banking, cell bank testing, viral clearance testing and/or testing of non-cGMP or cGMP material, in which event Cardinal Health shall promptly package and ship the applicable test materials to Xencor or its designee, for which Xencor shall pay Cardinal Health a fee not to exceed […***…] ([…***…]%) of the cost of such third party services.

ARTICLE 3
PRICING AND PAYMENT TERMS

3.1                               Price and Price Changes.

A.                                    Price.  Xencor shall pay for the Services as provided in this Agreement and all SOWs.

B.                                    Price Changes.  Cardinal Health may propose to Xencor in writing revisions to the prices provided in a SOW if (1) the parties agree to revise a protocol, (2) any information relating to a Project which is provided by Xencor is inaccurate or incomplete, (3) Xencor revises Cardinal Health’s responsibilities, the Specifications, applicable test methods, final review of test methods, procedures, assumptions, development processes, test methods or analytical requirements, (4) Xencor requests an alternate report format, (5) Xencor requests revisions to laboratory reports, (6) Xencor requests copies of laboratory records (excluding a single copy of batch records which will be provided for each batch manufactured hereunder) or (7) unforeseen circumstances affect the work required to complete the Project.  All such proposed price changes must be submitted as a Change Order pursuant to Section 2.2.  Notwithstanding anything to the contrary expressed or implied herein, no proposed price change shall be effective or binding upon either party, unless and until both parties have executed a Change Order with respect thereto.

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C.                                    Retesting.  All retesting performed that is not directly due to Cardinal Health’s gross negligence, willful misconduct or breach of this Agreement, the Quality Agreement or a SOW will be billed to the Xencor.  All required investigational studies or additional Xencor requests not outlined in the SOW will be invoiced for the cost of performance at the current standard hourly rate; plus any associated fees.

D.                                    Deviation Investigations.  Cardinal Health reserves the right to expend up to […***…] per Critical Deviation (as defined in the Quality Agreement) to complete all required investigational work (such as OOS investigations, trouble shooting chromatographic methods, etc.) without prior approval from the Xencor.  If the additional work requires going beyond […***…], the Xencor will be contacted prior to continuation.  The additional work will be performed based on verbal agreement from the Xencor and will be documented on a Cardinal Health Telephone Conversation Record (TCR).  Cardinal Health shall […***…], in which case Xencor shall […***…] within thirty (30) days after receipt of an invoice and appropriate supporting documentation from Cardinal Health.

E.                                     Cancellations and Postponements.  If Xencor cancels or postpones any portion of a Project or if Cardinal Health terminates any portion of a Project pursuant to Section 3.3, Xencor shall pay Cardinal Health for all work completed through the date of such cancellation, postponement or termination in accordance with this Agreement and the applicable SOW, including reasonable and documented out-of-pocket expenses incurred by Cardinal Health, any non-cancelable commitments incurred by Cardinal Health in accordance with this Agreement and such SOW up to the date of such cancellation, or postponement or termination, and with respect to any unperformed cGMP batches anticipated by such SOW, Xencor will pay to Cardinal Health the following charges:

Notice of Cancellation, Postponement or Termination in Days from the Date Scheduled for Commencement of cGMP Production	Charge as a Percentage of Total Production Fee
[…***…] or less	[…***…]	%
[…***…] days	[…***…]	%
[…***…] days and over	[…***…]	%

provided, however, that if Cardinal Health secures new business that utilizes the slot in the manufacturing schedule with respect to the cGMP manufacturing space that would have been occupied by Xencor, it will […***…].

Notwithstanding the foregoing, no such payments shall be due in the event that such cancellation; postponement or termination is due to Cardinal Health’s breach of this Agreement, the Quality Agreement or the applicable SOW.

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3.2                               Invoicing.  Cardinal Health shall invoice Xencor as set forth in the applicable SOW.

3.3                               Payment Terms.  In the event payment is not received by Cardinal Health on or before the […***…] day after the date of any invoice, then Cardinal Health may, at its option elect to: (i) charge a late payment fee on such unpaid amount equal to […***…] ([…***…]%) per month, or the highest amount allowed by applicable law, whichever is less, until paid in full; and/or (ii) suspend any further deliveries under the applicable SOW until such invoice is paid in full.  If Xencor fails to pay any invoice (other than an invoice subject to a good-faith dispute) for more than […***…] following its due date, Cardinal Health shall also be entitled to terminate the applicable SOW and/or this Agreement on written notice to Xencor.

3.4                               Taxes.  All taxes, duties and other amounts assessed (excluding tax based on net income and franchise taxes) on the services, components, API or the Product prior to or upon sale to Xencor and on any Xencor owned tooling and equipment are the responsibility of Xencor, and Xencor shall reimburse Cardinal Health for any such taxes, duties or other expenses paid by Cardinal Health.

3.5                               Shipments.  All Batch shipments shall conform to the shipping and packaging instructions set forth in the Specifications or as otherwise provided in advance by Xencor to Cardinal Health in writing no later than […***…] prior to the contemplated delivery date of a shipment.  All Batch shipments and deliveries (collectively, a “Delivery”) shall be made FCA (Incoterms 2000) Cardinal Health’s Facility.  Cardinal Health shall be responsible for providing all quality and commercial shipping documentation set forth in the Specifications.

3.6                               Certificate of Analysis.  Each cGMP Delivery shall be accompanied by a written certification of Cardinal Health setting forth the measured and observable characteristics of the Delivery, as required by the Specifications, together with a certification of the Delivery’s compliance with cGMPs, cGLPs and FDA guidance documents (to the extent applicable), and any description of any departures from any of the foregoing (the “Certificate”).  Non-cGMP Deliveries shall be accompanied by a written product information sheet, the content of which shall be mutually agreed between the parties.

3.7                               Inspection; Acceptance/Rejection.  Xencor shall have […***…] from the date of receipt of each Delivery to evaluate the Product and accept or reject such Delivery.  Xencor shall in good faith have the right to reject any Delivery if (i) a Batch does not meet the mutually agreed Specifications; or (ii) a cGMP Batch was not actually Processed in accordance with cGMPs or relevant FDA guidance documents.  If Xencor does not notify Cardinal Health of its rejection of a Delivery within such […***…] period, the Delivery shall be deemed accepted.  Notwithstanding the foregoing, if after Xencor’s acceptance of a Delivery hereunder, […***…], Xencor shall so notify Cardinal Health within […***…] and […***…].

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ARTICLE 4
ADDITIONAL TERMS FOR MANUFACTURING, FILL/FINISH AND PACKAGING

4.1                               Non-Conforming Product.  If Cardinal Health agrees that a Batch rejected by Xencor pursuant to Section 3.7 is non-conforming and such non-conformity is determined to be the result of Cardinal Health’s gross negligence, willful misconduct or breach of this Agreement, the Quality Agreement or the applicable SOW, Cardinal Health shall, within […***…] after receiving the non-conforming Batch, at its option and sole expense, either (i) re-perform the Services and replace the entire Delivery containing the non-conforming Batch with conforming Product in accordance with this Agreement, or (ii) refund to Xencor all payments made by Xencor for the Delivery containing the non-conforming Batch.  If Cardinal Health in good faith does not agree with Xencor’s determination that the rejected Batch is a non-conforming Batch, then after reasonable efforts to resolve the disagreement, not to exceed […***…] following such Batch’s rejection by Xencor, either party may submit a sample of such Batch to […***…] or another mutually agreed upon independent third party laboratory to determine whether the Batch has been properly rejected under Section 3.7.  The independent laboratory’s determination shall be final and binding on both parties.  If the independent laboratory determines that the Batch has been properly rejected under Section 3.7, but the parties do not agree on whether or not such failure is the result of Cardinal Health’s gross negligence, willful misconduct or breach of this Agreement; the Quality Agreement or the applicable SOW, the parties shall submit such dispute to arbitration in accordance with the terms of Section 14.9.  Unless otherwise agreed to by the parties in writing, the costs associated with testing and review by the independent laboratory shall be borne by (i) Cardinal Health, if the non-conforming Batch is the result of Cardinal Health’s gross negligence, willful misconduct or breach of this Agreement, the Quality Agreement or the applicable SOW, or (ii) Xencor, if the non-conforming Batch is not the result of Cardinal Health’s gross negligence, willful misconduct or breach of this Agreement, the Quality Agreement or the applicable SOW.

4.2                               Remedies for Non-Conforming Product.  THE OBLIGATION OF CARDINAL HEALTH TO PROVIDE A REFUND FOR OR REPLACE NON-CONFORMING PRODUCT IN ACCORDANCE WITH THIS ARTICLE 4 SHALL BE XENCOR’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR PRODUCT THAT DOES NOT CONFORM TO SPECIFICATIONS AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

4.3                               Initial Batches.  The parties acknowledge that (i) information regarding the Manufacturing Process and the characteristics of each Product resulting therefrom is practically nonexistent at this point in time, as development of the Manufacturing Process and associated analytical methods has not yet commenced; (ii) the Preliminary Target Product Specifications (as defined in the applicable SOW) are deemed achievable based on the parties’ respective experience with similar products, but subject to revision by mutual agreement of the parties prior to commencement of pilot and full-scale Manufacturing runs based on data from bench-scale runs; and (iii) Cardinal Health shall have primary responsibility for development of the Manufacturing Process for each Product, with appropriate input from Xencor.  In consideration of the foregoing, the parties agree that […***…] of all Initial Batches (defined as the pilot-scale non-GMP and full-scale cGMP Batches outlined in the applicable SOW comprising the material used for GLP toxicology studies and initial clinical studies) that fail to meet the mutually-agreed Preliminary

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Target Product Specifications as outlined in (ii) above, unless the non-conformance was due to Cardinal Health’s gross negligence, willful misconduct or breach of this Agreement, the Quality Agreement or the applicable SOW in the manufacture of the out of Specification Batch; in which case, Cardinal Health shall bear […***…] ([…***…]%) of the cost of the out of Specification Batch.  Cardinal Health and Xencor shall cooperate in good faith to identify and correct any technical or cGMP issues causing the out of Specification Batch.

4.4                               Unlabeled Product.  If Cardinal Health is to provide Xencor with Product which is not labeled, Xencor represents and warrants that it will comply with all applicable regulations, including, without limitation, 21 CFR§201.150.

4.5                               Failure to Take Delivery.  If Xencor fails to take delivery on any scheduled delivery date, Cardinal Health shall invoice Xencor for the stored Product and shall invoice Xencor on a monthly basis for reasonable administration and storage costs.  For each such batch of undelivered Product, Xencor agrees that: (A) Xencor has made a fixed commitment to purchase such Product, (B) risk of ownership and storage for such Product passes to Xencor, (C) such Product shall be on a bill and hold basis for legitimate business purposes, (D) if no delivery date is determined at the time of billing, Cardinal Health shall have the right to ship the Product to Xencor within […***…] after billing, and (E) Xencor will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of Cardinal Health’s control.  Within […***…] following a written request from Cardinal Health, Xencor shall provide Cardinal Health with a letter confirming items (A) through (E) of this Article 4 for each Batch of undelivered Product.

ARTICLE 5
REGULATORY

5.1                               Audit.  Once […***…] during the Term, and subject to Cardinal Health’s obligations of confidentiality to third parties, Cardinal Health will permit Xencor to conduct an audit of those portions of the Facility where Services are being conducted upon reasonable advance notice during regular business hours and at no cost to Xencor.  Upon request, Xencor may conduct additional audits, provided that Xencor shall reimburse Cardinal Health for time and expenses reasonably incurred by Cardinal Health in connection with such additional audit.

5.2                               Observation.  Xencor may have up to two (2) representatives at the Facility to observe the Services, provided that Xencor provide Cardinal Health at least […***…] days advance written notice of the attendance of such Xencor representatives.  Such representatives shall comply with Cardinal Health’s rules and regulations.  Xencor shall indemnify and hold harmless Cardinal Health for any action or activity of such representatives while on Cardinal Health’s premises.

5.3                               Regulatory Inspections.  Each party shall:  (1) notify the other party promptly of any inspection or inquiry by any Regulatory Authority concerning any Project or Product of Xencor; and (2) forward to the other party copies of any correspondence from any Regulatory Authority relating to such a Project or Product, including, but not limited to, Form FD-483 notices, FDA refusal to file, rejection or warning letters.  Where reasonably practicable, each party will be given the opportunity to have a representative present during an inspection by a Regulatory Authority.

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Each party acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by a Regulatory Authority.

5.4                               Record Retention.  Unless the parties otherwise agree in writing, Cardinal Health will retain batch, laboratory and other technical records for the minimum period required by Applicable Laws and, after such period, shall not destroy or dispose of such without […***…] prior written notice to Xencor.  At Xencor’s election at any time during such […***…] period, Xencor shall have the right to cause Cardinal Health to ship all such manufacturing related records to Xencor at Xencor’s reasonable expense.  Cardinal Health will not be required to ship any GPEx related documents beyond the GPEx project report.  Cardinal Health will include all reasonably requested information in the GPEx project report and will include all information requested by a regulatory agency.

5.5                               Quality Agreement.  Any Quality Agreement executed by the parties related to the Services shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein.  In the event of a conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall control.

5.6                               Regulatory Compliance.  Xencor shall be solely responsible for all permits and licenses required by any Regulatory Authority with respect to the Product, including any Product licenses, applications and amendments in connection therewith.  Cardinal Health will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Services and the Facility.  During the Term, each party will assist the other party with all regulatory matters relating to Services and Product, at the other party’s request.  Each party intends and commits to cooperate to satisfy all Applicable Laws relating to Services and Products.

5.7                               Waiver of In Process Quality Control Holds.  Project scheduling may include certain FDA “Points to Consider” (“PTC”) assays and other in-process assays, as set forth in a SOW.  PTC and in-process assays are typically required in “quality control (QC) holds” and may prevent a Project from progressing to subsequent scheduled events until the results of said PTC and in-process assays are completed, documented and audited by the appropriate QC group.  In the event that Xencor wishes to expedite a Project by proceeding to subsequent Project events, without waiting for PTC and/or assay results (“QC Hold Waiver”), Xencor shall be fully responsible for the cost of all Services performed with respect to such Project after the QC Hold Waiver, regardless of whether the results of the PTC and/or other in-process tests indicate a problem with the Project or Product, unless such problem was caused by Cardinal Health’s gross negligence, willful misconduct or breach of this Agreement, the Quality Agreement or the applicable SOW.  Cardinal Health shall remain responsible for activities up to the QC Hold Waiver to the extent provided in this Agreement.

ARTICLE 6
CONFIDENTIALITY AND NON-USE

6.1                               Mutual Obligation.  Each party receiving Confidential Information (each, a “Recipient”) from the other party (each, a “Discloser’’), agrees that it will (i) only use Discloser’s Confidential Information as specified herein, and for no other purpose whether for Recipient’s own benefit or the

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benefit of any third party and (ii) not disclose Discloser’s Confidential Information to any third party without the prior written consent of the Discloser except to the limited extent required by Applicable Law or to enforce this Agreement; provided, however, that prior to making any such legally required disclosure, the Recipient shall give Discloser as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances.  Notwithstanding the foregoing, the Recipient may disclose the Discloser’s Confidential Information to those of Recipient’s employees or Affiliates that (A) need to know such Confidential Information for the purpose of performing this Agreement, and (B) are legally bound by obligations of confidentiality and non-use no less restrictive than the terms of this Article 6.

6.2                               Definition.  As used in this Agreement, the term “Confidential Information” includes all such information furnished by Cardinal Health or Xencor, or any of their respective representatives or Affiliates,, to the other party or its representatives or Affiliates, whether furnished before, on or after the date of this Agreement and furnished in any form, including, but not limited to, written, verbal, visual, electronic or in any other media or manner.  Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of its representatives or Affiliates, containing or based in whole or in part on any such information furnished by the other party or its representatives or Affiliates.  Confidential Information also includes the existence of this Agreement and its terms, except that each party may disclose this Agreement or its terms to any of its advisors, lawyers, accountants, investment bankers, or actual or potential investors, acquirors or merger parties, provided that such recipient is bound by contractual or other legal obligations of non-use and non-disclosure with respect to such Confidential information consistent with the terms of this Article 6.

6.3                               Exclusions.  Notwithstanding Section 6.2, Confidential Information does not include information that Recipient can demonstrate by competent evidence (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, or (B) is already known by the Recipient at the time of disclosure as evidenced by the Recipient’s written records, or (C) becomes available to the Recipient on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (D) was or is independently developed by or for the Recipient without use of or reference to the Confidential Information, as evidenced by the Recipient’s written records.

6.4                               No Implied License.  Recipient will obtain no right of any kind or license under any patent application or patent by reason of this Agreement.  All Confidential Information will remain the sole property of Discloser.

6.5                               Return of Confidential Information.  Upon termination of this Agreement, Recipient shall, upon Discloser’s request, promptly return within […***…] all such information, including any copies thereof, and cease its use or, at the request of the disclosing party, shall promptly destroy the same and certify such destruction to the disclosing party; except for a single copy thereof, which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

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6.6                               Survival.  The obligations of this Article 6 will terminate […***…] from the expiration or termination of this Agreement for any reason.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1                               Ownership of Existing Technologies.

A.                                    All rights to and interests in Xencor’s Intellectual Property, including, without limitation, all Intellectual Property covering or claiming the Products or any use thereof, and Xencor’s Confidential Information shall remain vested solely in Xencor (or its licensors).  No right or interest therein is transferred or granted to Cardinal Health under this Agreement.

B.                                    All rights to and interests in Cardinal Health’s Intellectual Property and Cardinal Health’s Confidential Information, including, without limitation, Cardinal Health’s GPEx Technology, shall remain vested solely in Cardinal Health.  No right or interest therein is transferred or granted to Xencor under this Agreement, except as is specifically set forth in Section 7.3.

7.2                               Improvements, Inventions & Developments.  All Intellectual Property arising during the performance of any Project (an “Invention”) shall be the property of the party whose employees conceive of or make the Invention; except that (a) all improvements in the process of gene expression in cells, vectors for gene expression, Packaging Cell Lines created for gene expression or to the GPEx Technology, Cardinal Health Intellectual Property or Cardinal Health Confidential Information made by either party or jointly by the parties shall be the property of Cardinal Health, and (b) all improvements to, new uses of, or any substance produced or isolated with or by use of, the Product, Xencor Intellectual Property or Xencor Confidential Information or cDNAs, genes, or cell lines provided by Xencor made by either party or jointly by the parties shall be the property of Xencor.  If either party develops an Invention that is the property of the other party, such party (the “Inventing Party”) shall promptly disclose such Invention to the other party (the “Owning Party”) in writing and hereby assigns to the Owning Party all right, title and interest in and to such Invention, or if assignment is not permitted by law, waives such rights or grants to the Owning Party an exclusive, fully paid, perpetual, irrevocable, worldwide license under such rights for any and all purposes, and will execute any documents to this effect, if requested to do so by the Owning Party.  In addition, at the Owning Party’s request and expense (to the extent of any out of-pocket expenses), the Inventing Party agrees to cooperate with the Owning Party or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of the Owning Party’s rights in such Invention and to assist the Owning Party in every proper way to obtain, and from time to time enforce, Intellectual Property rights relating to such Invention in any and all countries.  To that end, the Inventing Party will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Owning Party may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Intellectual Property rights in the Invention and the assignment thereof.  Except as expressly provided above in this Section7.2, jointly-made Inventions shall be jointly owned by both parties, with each party having an undivided interest therein.  The parties further agree to disclose to each other all Inventions that such party believes to be jointly invented.  At the time of such disclosure, the  parties  shall  designate  patent  counsel to file a patent application or applications on the jointly

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owned Invention, if applicable, with each party equally sharing the costs of applying for, prosecuting and maintaining patent rights for the jointly owned Invention.  Either party mall be permitted to commercially exploit jointly owned Inventions without the written consent of the other party.

7.3                               Research Rights and Portability.

A.                                    Research Field of Use.  If the scope of any Project includes development of one or more cell lines by Cardinal Health using its GPEx Technology, then, at Xencor’s option, any resulting cell lines shall be licensed to Xencor or its Affiliates solely for non-cGMP research use, at a cost to Xencor of Thirty Thousand Dollars ($30,000) per year for a period of up to ten (10) years after the date of, in each case, the relevant SOW on commercially reasonable terms to be separately agreed upon by the parties in good faith within […***…] of Xencor’s notice to Cardinal Health that it wishes to exercise such option.  Without limiting the generality of the foregoing, such terms shall include the right of Xencor to transfer any licensed cell line to third party customers of Xencor for non-cGMP activities and evaluation purposes, at no additional cost to Xencor, on commercially reasonable terms to be separately agreed upon by the parties in good faith.  Such option shall be exercisable within thirty-six (36) months after the date of the first delivery of each cell line (or any Product derived therefrom).  For sake of clarity, […***…] which are being developed for the same Product application shall be subject to a single research license and will not require additional license fee payments.

B.                                    Commercial Field of Use.  Xencor shall also have the option to license (which option shall be exercisable with respect to each cell line developed hereunder for a period of ten (10) years after the date of, in each case, the relevant SOW), […***…], cell lines developed using GPEx Technology for use in the production of clinical and commercial supplies of Products by Xencor and/or any third party contract manufacturer of Xencor, subject to payment to Cardinal Health of the applicable amounts set forth below in this Section 7.3(B) and another commercially reasonable terms to be separately agreed upon by the parties in good faith within […***…] of Xencor’s notice to Cardinal Health that it wishes to exercise such option (it being understood that the payments set forth below in this Section 7.3(B) are the only payments that will be due under any such license, other than reimbursement of any reasonable and documented costs incurred by Cardinal Health in packaging and shipping such cell line and providing any other technology transfer in connection therewith that may be reasonably requested by Xencor).

(i)                                     Upfront Fee.  Xencor shall pay to Cardinal Health the applicable upfront fee set forth below (if any) for each cell line licensed by Xencor pursuant to this Section 7.3(B), with the amount of such upfront fee to be determined based on how many cell lines Xencor has licensed and on whether such cell line is used for cGMP manufacturing activities at (i) Xencor’s or its licensee’s cGMP manufacturing facility, or (ii) a third party’s (other than a licensee of Xencor) cGMP manufacturing facility:

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	Upfront Fee
	cGMP manufacturing at third party site (other than a licensee of Xencor):	cGMP manufacturing at Xencor or its licensee site:
[…***…]	$250,000	$200,000
[…***…]	$225,000	$200,000
[…***…]	None	None

(ii)                                  Annual License Maintenance Fee.  Xencor shall pay to, Cardinal Health an annual license maintenance fee for each cell line licensed of Thirty Thousand Dollars ($30,000) during the term of such license, payable on the anniversary of the date such cell line was licensed, with the first such fee due on the first anniversary of such license.

(iii)                               Milestone Payments.  Xencor shall report to Cardinal Health once a year the status of each cell-line transferred to Xencor and pay to Cardinal Health the applicable milestone payments set forth below (if any) for each cell line transferred to Xencor pursuant to this Section 7.3(B) within […***…] after the achievement of each applicable milestone by a Product produced using such cell line, with the amounts of such milestones to be determined based on how many cell lines Xencor has licensed and on whether such cell line is to be used by Xencor or its designee:

Milestone Payments
Cell Line	If for use by CMO:	If for use by Xencor:
[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]

provided, however, that if Xencor licenses a cell line pursuant to this Section 7.3(B) after the achievement of one or more milestones by a Product produced using such cell line, then the payment(s)  associated   with  such  previously-achieved  milestone(s)  under  this  subparagraph (iii) shall not be due for such cell line.  Following conduct of an audit pursuant to Section 5.1 hereof of the Facility by qualified representatives of Xencor, Xencor shall promptly provide a written summary of any audit observations to Cardinal Health.  Cardinal Health shall have […***…] from the time of receipt of such summary to resolve to Xencor’s reasonable satisfaction any Critical cGMP Deficiencies (as defined below) specifically identified in such summary.  If Cardinal Health fails to resolve any such Critical cGMP Deficiency to Xencor’s

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reasonable satisfaction within such […***…] period, then Xencor may elect to transfer such cGMP activities to a third party CMO, and each of the payment amounts set forth in subparagraphs (i), (ii), and (iii) of this Section 7.3(B) shall be reduced by […***…] ([…***…]%); provided, however, that such payments shall not be reduced in the event that Xencor elects to so transfer such cGMP activities during any period of time following the […***…] period for so long as Cardinal Health is continuing to diligently and timely pursue the resolution of the relevant Critical cGMP)Deficiency or has resolved such deficiency.  If Cardinal Health and Xencor disagree as to whether any audit finding is a Critical cGMP Deficiency, then the parties shall appoint a qualified third party cGMP expert within […***…] after a written request by either party to the other party.  The parties shall provide the expert with all relevant information on the disputed audit finding within […***…] following the appointment of such cGMP expert.  The cGMP expert shall prepare and deliver to the parties a written, reasoned opinion conferring its decision within […***…] after receiving the information on the disputed audit finding from the parties.  The opinion of such cGMP expert shall be final and binding on the parties.  The fees and expenses of any cGMP expert appointed under this Section 7.3(B) shall be paid by the non-prevailing party.

For the purposes of this Agreement, the term “Critical cGMP Deficiency” shall mean a practice (or absence of a practice) that is a critical part of the Processing of Product that, if not corrected, would cause a Product Processed in such manner to not materially comply with applicable cGMPs (notwithstanding any reasonable rework, retesting or other remediation permitted by Applicable Laws) and that would justify the recall of such Product under Applicable Laws, or in the case of Product used or proposed to be used under an Investigational New Drug Exemption (or its equivalent), that would justify placement of ongoing or proposed studies in human subjects on clinical hold.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1                               Cardinal Health.  Cardinal Health represents, warrants and covenants to Xencor that, unless otherwise agreed to by the parties in the SOW, for the duration of the Term: (i) Cardinal Health will perform each Project in accordance with all Applicable Laws, (ii) the Services hereunder shall be performed with requisite care, skill and diligence, in accordance with industry standards by individuals who are appropriately trained, experienced and qualified, (iii) when manufacturing Product under this Agreement, Cardinal Health will use reasonable commercial efforts to manufacture Product that complies with any Specifications agreed to by the parties, and (iv) none of the Cardinal Health personnel assigned to the Product have been subject to debarment under the Generic Drug Enforcement Act or any other penalty or sanction by FDA.

8.2                               Xencor.  Xencor represents, warrants and covenants to Cardinal Health for the duration of the Term that:

A.                                    It has all necessary authority and all right, title and interest in and to any Intellectual Property related to each Product, or that is otherwise provided by Xencor, under this Agreement;

B.                                    It has provided all safe handling instructions; health and environmental information and material safety data sheets applicable to the Product or to and any Xencor-Supplied Materials,

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except as disclosed to Cardinal Health in writing by Xencor in sufficient time for review and training by Cardinal Health prior to delivery;

C.                                    All Product delivered to Xencor by Cardinal Health will be held, used and/or disposed of by Xencor in accordance with all Applicable Laws; and

D.                                    Xencor will comply with all Applicable Laws applicable to Xencor’s performance under this Agreement and its use of any materials or Products provided by Cardinal Health under this Agreement or any SOW.

8.3                               Mutual.  Each party hereby represents and warrants to the other party that:

A.                                    Existence and Power.  Such party (1) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (2) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (3) is in compliance with all requirements of Applicable Laws, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement;

B.                                    Authorization and Enforcement of Obligations.  Such party (1) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (2) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

C.                                    Execution and Delivery.  This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms;

D.                                    No Consents.  All necessary consents, approvals and authorizations of all Regulatory Authorities and other persons required to be obtained by such party in connection with the Agreement have been obtained; and

E.                                     No Conflict.  The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (1) do not conflict with or violate any requirement of Applicable Laws; and (2) do not materially conflict with, or constitute a material default or require any consent under, any contractual obligation of such party.

8.4                               Limitations.  THE REPRESENTATIONS AND WARRANTIS SET FORTH IN THIS ARTICLE 8 AND IN SECTIONS 4.1 AND 4.2 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EITHER PARTY TO THE OTHER PARTY AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE FOR THE AVOIDANCE OF DOUBT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CARDINAL HEALTH MAKES NO REPRESENTATIONS OR WARRANTIES RESPECTING PRODUCT OR CELL LINE

CHARACTERIZATION, PERFORMANCE, PURITY, COMPARABILITY, BIO-SIMILARITY, POTENCY AND/OR EXPRESSION LEVELS.

ARTICLE 9
INDEMNIFICATION

9.1                               Indemnification by Cardinal Health.  Cardinal Health shall indemnify, defend and hold harmless Xencor, its Affiliates, and their respective directors, officers, employees and agents (“Xencor Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any breach by Cardinal Health of its representations, warranties or obligations set forth in this Agreement, the Quality Agreement or any SOW; (B) any negligence or willful misconduct by Cardinal Health, except to the extent that any of the foregoing arises out of or results from any Xencor Indemnitee’s negligence, willful misconduct or breach of this Agreement; or (C) a claim that Cardinal Health’s use or practice of the GPEx™ Technology, Cardinal Health Confidential Information or Cardinal Health Intellectual Property hereunder infringe the Intellectual Property rights of a third party.

9.2                               Indemnification by Xencor.  Xencor shall indemnify, defend arid hold harmless Cardinal Health, its Affiliates, and their respective d1rectors, officers, employees and agents (“Cardinal Health Indemnitees”) from and against all Losses arising out of or resulting from (A) any breach by Xencor of its representations, warranties or obligations set forth in this Agreement, the Quality Agreement or any SOW; (B) any manufacture (excluding the Services) by Xencor or any sublicensee, sale, promotion, distribution, use of or exposure to the Product or any Xencor-Supplied Materials, including, without limitation, product liability or strict liability; (C) Xencor’s exercise of control over the Project to the extent that Xencor’s instructions or, directions violate Applicable Law; (D) the conduct of any clinical trials relating to any material or Product which is the subject of this Agreement or any SOW; (E) a claim that Cardinal Health’s use or practice of any Intellectual Property provided by Xencor hereunder, including, without limitation, any cell line, raw material or process provided by Xencor, infringes the Intellectual Property rights of a third party; provided, however, that such use or practice are in accordance with the terms of this Agreement, the Quality Agreement and the applicable SOW and with Xencor’s specific written instructions; or (F) any negligence or willful misconduct by Xencor, except to the extent that any of the foregoing arises out of or results from any Cardinal Health Indemnitee’s negligence, willful misconduct or breach of this Agreement.

9.3                               Exception to Indemnity Obligations.  Notwithstanding the foregoing or any other provision of this Agreement, neither party shall have any obligation to indemnify the other party with respect to any claim of infringement under the Cabilly Patent relating to the manufacture, use or sale of any Products or to the performance of either party’s obligations under this Agreement.

9.4                               Indemnification Procedures.  All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification: (A) promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder, except to the extent the indemnifying party is prejudiced by such failure; (B) cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party’s expense); and (C) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

ARTICLE 10
LIMITATIONS OF LIABILITY

10.1                        […***…] LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS, LOSSES OR DAMAGES, INCLUDING FOR LOST, DAMAGED OR DESTROYED API OR XENCOR-SUPPUED MATERIALS WHETHER OR NOT SUCH API OR XENCOR-SUPPLIED MATERIALS ARE INCORPORATED INTO FINISHED PRODUCT SHALL NOT EXCEED XENCOR’S ACTUAL COST FOR SUCH LOST, DAMAGED OR DESTROYED XENCOR SUPPLIED MATERIALS.

10.2                        CARDINAL HEALTH’S TOTAL LIABILITY, WHETHER IN CONTRACT OR TORT, INCLUDING, WITHOUT LIMITATION, CARDINAL HEALTH’S INDEMNITY OR OTHER FINANCIAL OBLIGATIONS UNDER ARTICLE 9, SHALL:

(A)                               […***…]

(B)                               […***…]

10.3                        NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 11
INSURANCE

11.1                        Cardinal Health

A.                                    During the Term of this Agreement, Cardinal Health shall obtain and maintain the following insurance with limits not less than those specified below:

i.                                          Commercial General Liability insurance with a limit of […***…] Dollars ($[…***…]) per occurrence.

ii.                                       Products and Completed Operations Liability insurance with a limit of […***…] Dollars ($[…***…]) per occurrence.

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iii.                                    Worker’s Compensation and Employers Liability Insurance with statutory limits for Workers’ Compensation and Employers’ Liability limits of […***…] Dollars ($[…***…]) per accident.

iv.                                   Professional Services Liability insurance with a limit of […***…] Dollars ($[…***…]) per claim.

B.            Cardinal Health may self-insure any or a portion of the required insurance.  In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than […***…] years following the termination or expiration of this Agreement.

C.            Cardinal Health shall waive subrogation rights against Xencor for workers’ compensation benefits and shall obtain a waiver from any insurance carriers with which Cardinal Health carries workers’ compensation insurance releasing their subrogation rights against Xencor.

D.            Xencor shall be named as an additional insured under the Commercial General Liability and Products and Completed Operations Liability insurance policies with respect to Xencor’s liability for damages arising from the Services provided under this Agreement.  Such additional insured status shall end upon the termination or expiration of this Agreement unless the policies are written on a claims made basis, in which case such additional insured status will continue for the period of time Cardinal Health is required to maintain such insurance under the terms of this Agreement.

E.            Cardinal Health shall furnish certificates of insurance to Xencor evidencing the required insurance and additional insured status as soon as practicable after the Effective Date and within […***…] after renewal of such policies.  Such certificates shall state that Cardinal Health’s insurers will endeavor to provide […***…] written notice of any cancellation prior to the policy(ies) expiration date(s).  Each insurance policy that is required under this Section 11.1 shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

11.2        Xencor.

A.            During the Term of this Agreement, Xencor shall obtain and maintain the following insurance with limits not less than those specified below:

i.                                          Commercial General Liability insurance with a limit of […***…] Dollars ($[…***…]) per occurrence.

ii.                                       Products and Completed Operations Liability insurance with a limit of […***…] Dollars ($[…***…]) per occurrence (to be maintained only immediately prior to and during use of Product in humans).

iii.                                    Worker’s Compensation and Employers Liability Insurance with statutory limits for Workers’ Compensation and Employers’ Liability limits of […***…] Dollars ($[…***…]) per accident.

iv.                                   All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Xencor’s property while it is at Cardinal Health’s facility or in transit to or from Cardinal Health’s facility.

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B.            In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire period of this Agreement and for a period of not less than […***…] following the termination or expiration of this Agreement.

C.            Xencor shall waive subrogation rights against Cardinal Health for Workers’ compensation benefits and shall obtain a waiver from any insurance carriers with which Xencor carries workers’ compensation insurance releasing their subrogation rights against Cardinal Health.

D.            Cardinal Health, Inc. and its subsidiaries and affiliates shall be named as additional insureds under the Commercial General Liability and Products and Completed Operations Liability insurance policies.  Xencor’s Commercial General Liability and Products and Completed Operation Liability policies shall provide that Xencor’s insurance is primary (with respect both to any insurance issued to Cardinal Health and to any self-insurance amount retained by Cardinal Health) with regard to Cardinal Health’s liability for damages arising out of those Products for which they have been added as additional insureds.  Such additional insured status shall end upon the termination or expiration of this Agreement unless the policies are written on a claims made basis, in which case such additional insured status will continue for the period of time Xencor is required to maintain such insurance under the terms of this Agreement.

E.            Xencor shall furnish certificates of insurance to Cardinal Health evidencing the required insurance and additional insured status as soon as practicable after the Effective Date and within […***…] after renewal of such policies.  Such certificates shall state that Xencor’s insurers will endeavor to provide […***…] written notice of any cancellation prior to the policy(ies) expiration date(s).  Each insurance policy which is required under this Section 11.2 shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

ARTICLE 12

TERM AND TERMINATION

12.1        Term.  The term of this Agreement shall commence as of the Effective Date and shall continue until either party terminates this Agreement as set forth in Section 12.2 or Section 12.3 (“Term”).

12.2        Termination.  Xencor may terminate this Agreement or activities under any SOW associated with this Agreement without cause at any time during the Term of the Agreement on ninety (90) days prior written notice to Cardinal Health, subject to payment of any cancellation or other fees set forth in Article 3.  Cardinal Health may terminate this Agreement without cause at any time during the Term of the Agreement on twenty-four (24) months prior written notice to Xencor; provided, however, that as of the effective date of any such termination Cardinal Health shall have completed all Deliveries required under all SOWs then in effect.  Nothing contained in this Agreement shall be construed as requiring either party to enter into additional SOW’s or to perform additional services other than such as are mutually agreed to by the parties in their sole discretions.  […***…]

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12.3        Immediate Termination.  Either party shall have the right to immediately terminate this Agreement effective on written notice to the other party if (A) the other party files a petition in bankruptcy, or enters into an agreement with its creditors; or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days; or(B) if the other party materially breaches any of the provisions of this Agreement, and such breach is not cured within thirty (30) days after the giving of written notice of such breach to the breaching party.

12.4        Effect of Termination.  Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination.  In the event that this Agreement or any SOW is terminated, Xencor shall pay Cardinal Health for all Services performed in accordance with the applicable SOW up to the date of termination plus any additional amounts due pursuant to Section 3.1E, and will reimburse Cardinal Health for all costs and expenses incurred, and all non-cancelable commitments made, in the performance of Services pursuant to a SOW.

12.5        Second Source.  Subject to the requirements of Section 7.3, in the event that Xencor wishes to manufacture, or have manufactured any Products after this Agreement expires or is terminated for any reason (other than due to Xencor’s material breach), Cardinal Health shall, at Xencor’s cost and expense, cooperate and participate with Xencor or its designee in enabling Xencor or its designee to perform such manufacturing.  Such cooperation by Cardinal Health shall include providing to Xencor or its designee a copy of all manufacturing data and information generated during the performance of the Services as reasonably necessary or appropriate to make and have made Products; provided, however, that any such data, know how, technology or information that is Cardinal Health Intellectual Property or Cardinal Health Confidential Information shall continue to remain and be treated as such, but it may be disclosed to any bona fide designee of Xencor pursuant to a written agreement containing confidentiality, non-use and intellectual property provisions substantially similar to the ones set forth herein.

ARTICLE 13

NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given:  (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Xencor:                                                                                                                                    Xencor, Inc.

111 W. Lemon Ave.

Monrovia, CA 91016

Attention:  Senior Vice President, Business Development

Facsimile:  (626) 256-3562

With a copy to:                                                                                                             Xencor, Inc:

111 W. Lemon Ave.

Monrovia, CA 91016

Attention:  Vice President, Intellectual Property

Facsimile:  (626) 256-3760

To Cardinal Health:                                                                                    Cardinal Health PTS, LLC

8137 Forsythia Street

Middleton, Wisconsin 53562

Attention:  President

Facsimile:  (608) 824-9930

With a copy to:                                                                                                             Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

Attention:  Associate General Counsel,

Pharmaceutical Technologies and Services

Facsimile:  (614) 757-5051

ARTICLE 14

MISCELLANEOUS

14.1        Entire Agreement; Amendments.  This Agreement, Exhibit A hereto, all SOWs, the Quality Agreement, and any amendments to any of the foregoing, constitute the entire understanding between the parties and supersede any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof including, without limitation, the Letter of Intent, dated November 30, 2004, which Letter of intent (including the Project Plan and Quotation attached thereto) is hereby terminated in its entirety.  No term of this Agreement maybe amended, except upon written agreement of both parties, unless otherwise provided in this Agreement.

14.2        Captions.  The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.

14.3        Further Assurances.  The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

14.4        No Waiver.  Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

14.5        Severability.  If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

14.6        Independent Contractors.  The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party, except to the extent expressly provided in this Agreement.  Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

14.7        Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns.  Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent, assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company to which this Agreement relates (or the assigning company’s business unit responsible for performance under this Agreement), whether by acquisition, merger, sale of stock, sale of assets, change of control or otherwise.

14.8        Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Ohio, excluding its conflicts of law provisions.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

14.9        Alternative Dispute Resolution.  If any Dispute arises between the parties, such Dispute shall be presented to the respective presidents or senior executives of Cardinal Health and Xencor for their consideration and resolution for a period of up to thirty (30) days.  If such parties cannot reach a resolution of the Dispute within such period, then at either party’s request (the “Requesting Party”), such Dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017, and judgment on the arbitration award may be entered in any court having jurisdiction thereof; provided, however, that no Dispute concerning the validity or infringement of any Intellectual Property of either party shall be subject to the provisions of this Section 14.9.  Any such arbitration shall be conducted before a panel of three neutral and experienced arbitrators, one chosen by Cardinal Health, one chosen by Xencor and the third chosen by the foregoing two arbitrators.  The parties shall be entitled to conduct reasonable discovery, within limitations to be established by the arbitrators.  Arbitration shall be conducted in the jurisdiction of the non-Requesting Party.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages.  Except to the extent necessary to confirm an award or as may be required by law, neither a party nor any arbitrator may disclose the existence, content; or results of an arbitration without the prior written consent of both parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Ohio statute of limitations.  Each party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) and/or the, fees and costs of the arbitrators.  Each party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.  By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence.  Notwithstanding the foregoing provisions of this Section 14.9, each party acknowledges and agrees that, due to the unique and valuable nature of the other party’s Intellectual Property and Confidential Information, there can be no adequate remedy at law for any breach by such party of the provisions of this Agreement, that any such breach may result in irreparable harm to the other party for which monetary damages would he inadequate to compensate such party and that the other party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such party under such provisions without the necessity of posting any bond or security.

14.10      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

14.11      Publicity.  Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written Consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

14.12      Survival.  The rights and obligations of the parties shall continue under Articles 1 (Definitions), 6 (Confidentiality), 7 (Intellectual Property), 9 (Indemnification), 10 (Limitations of Liability), 11 (Insurance), to the extent expressly stated therein, 13 (Notice), 14 (Miscellaneous) and Sections 12.4 (Effect of Termination) and 12.5 (Second Source), notwithstanding expiration or termination of this Agreement.

14.13      Force Majeure.  Except as to payments required under this Agreement, neither party shall be liable in damages for; nor shall this Agreement be terminable or cancelable by reason of any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control, including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers; provided, however, that the party seeking relief hereunder shall immediately notify the other party of such cause(s) beyond such party’s reasonable control.  The party that may invoke this Section 14.13 shall use all reasonable endeavors to reinstate its ongoing obligations to the other party.  If the cause(s) shall continue unabated for one hundred eighty (180) days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.

IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

CARDINAL HEALTH PTS, LLC		XENCOR, INC.

By:	/s/ Paul M. Weiss	By:	/s/ Bassil Dahiyat
Name:	Paul M. Weiss, PhD	Name:	Bassil Dahiyat, PhD
Its:	President, Gala Biotech business unit	Its:	President & CEO